Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings

October 23, 2008	For Immediate Release

For more information contact: Richard C. White, Chairman or Stephen Marsh, President and CEO at 802-334-7915

Derby, Vt.  Community Bancorp., the parent company of Community National Bank, has reported earnings for the third quarter ended September 30, 2008, of $314,613 or $0.06 per share compared to $927,172 or $0.21 per share for the third quarter of 2007. Earnings of $1,405,222 or $0.29 per share for the full nine month period compare to $2,460,311 or $0.56 per share in 2007.

In commenting on the Company’s earnings, President and CEO Stephen Marsh said that the nine month earnings decrease is attributable to merger related expenses, including interest costs, non cash write downs in core deposit intangibles, as well as the termination of various contracts and service agreements that had been in place at LyndonBank. The two companies merged as of the close of business on December 31, 2007. The Bank also wrote down its FNMA Preferred stock by the amount of $739,332.  Although the write down was taken in the third quarter, the tax benefit from the write down cannot be taken until the fourth quarter according to generally accepted accounting principles.

Total assets at the end of the quarter were $489,546,230 compared to $502,031,618 at year- end, and $350,807,549 at quarter end a year ago.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, results of operations, earnings outlook and business affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company’s interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company’s business or impose additional costs and regulatory requirements.